EXHIBIT 99.1

QCR Holdings, Inc. Announces Preliminary Approval for $40.1 Million of SBLF Capital

MOLINE, Ill., Sept. 1, 2011 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) announced today that the Company has received preliminary approval to receive an investment of up to $40.1 Million in the Company's preferred stock from the United States Department of the Treasury ("Treasury") under the Small Business Lending Fund (the "SBLF"). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks. The Company expects to receive the full amount of the approved investment and anticipates that closing will occur during the third quarter.

Utilization of SBLF Proceeds

Concurrent with the receipt of the SBLF funds, the Company will redeem the $38.2 Million of preferred stock issued to Treasury in February 2009 under the Capital Purchase Program (the "CPP"), a component of the Troubled Asset Relief Program.

"We are quite pleased to have been approved by Treasury for participation in the SBLF," stated Douglas M. Hultquist, President and Chief Executive Officer. "The types of small business lending initiatives promoted by the SBLF program are consistent with our Company's outstanding track record of supporting the growth of small business and entrepreneurship in the communities that we serve."

Mr. Hultquist added, "The SBLF capital will allow us to fully redeem the CPP capital, and we plan to use this attractively priced equity to further stimulate economic activity in our primary markets."

SBLF an Important Step in Implementing the Company's Long-Term Capital Plan

The Company and its subsidiary banks continue to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies.

"While allowing the Company to fully redeem the $38.2 Million in CPP capital, the SBLF funds will also provide a modest increase to our already strong current level of tier 1 capital," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "The Company also intends to repurchase the warrant to purchase 521,888 shares of the Company's common stock at $10.99 per share that was issued to Treasury under the CPP, and is in the process of preparing a proposal to Treasury for this repurchase."

Mr. Gipple added, "The SBLF is an important step in implementing our Long-Term Capital Plan as it provides us with up to an additional 25 months of preferred capital at an attractive rate of between 1% and 5%. This will provide the Company with additional flexibility in our stated goal of increasing our tangible common equity through improved earnings and the conversion of our Series E Preferred Stock to common equity, with an ultimate goal of self generating the excess capital required to redeem the SBLF capital in future years without the need for a dilutive common equity raise. The SBLF program also provides the Company with the opportunity to reduce the preferred dividend rate on the preferred shares during the first 10 quarters they are outstanding if we increase the level of our qualified small business lending. Combined with our 58% increase in earnings for the first half of 2011 over 2010 results and continued strong progress in the reduction of our level of non-performing assets, the SBLF capital is an important tool in our mission to drive improved value for our shareholders."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank and Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745